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                                   EXHIBIT 22

                         SUBSIDIARIES OF THE REGISTRANT
                         ------------------------------

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                                                          Percent
                             Business and                 Owned by       State of
Subsidiary                     Location                  Registrant    Incorporation
----------                     --------                  ----------    -------------

SGI Integrated Graphic     Limited Partner                  100%         Delaware
     Systems Inc.          Wilmington, DE

SGI Delaware Systems Inc.  General Partner                  100%         Delaware
                           Wilmington, DE

SGI Integrated Graphic     Screen printed materials,        100%         Delaware
     Systems L.P.          and illuminated and non-                      (Partnership)
                           illuminated architectural
                           graphics
                           Houston, TX


Greenlee Lighting Inc.     Limited Partner                  100%         Delaware
                           Wilmington, DE

Greenlee Incorporated      General Partner                  100%         Delaware
                           Wilmington, DE

Greenlee Lighting L.P.     Landscape Lighting               100%         Delaware
                           Dallas, TX                                    (Partnership)


Grady McCauley Inc.        Digital image and screen         100%         Ohio
                           printed graphics
                           North Canton, OH

LSI Marcole Inc.           Electrical wire harnesses        100%         Tennessee
                           Manchester, TN

LSI MidWest Lighting Inc.  Fluorescent Lighting             100%         Kansas
                           Kansas City, KA

LSI Retail Graphics Inc.   Interior graphics and signs      100%         Ohio
                           Woonsocket, RI

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